UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8–K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2011

Vishay Intertechnology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

63 Lancaster Avenue
Malvern, PA	19355-2143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On September 8, 2011, Vishay Intertechnology, Inc. entered into Amendment No. 2 to the Credit Agreement among Vishay Intertechnology, Inc. and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties thereto.

The amendment effectively permits up to $300 million of additional share repurchases, conditioned upon Vishay maintaining:
  a pro forma leverage ratio of 2.75 to 1.00,
  a pro forma interest expense coverage ratio of 2.00 to 1.00, and
  $400 million of available liquidity, as defined in the amendment.
Vishay paid an amendment fee of 5 basis points ($225,000) to complete the amendment. As of September 8, 2011 and reflecting repurchases made in May 2011, the current permitted level of share repurchases pursuant to the credit facility is approximately $300 million. Consistent with the original agreement, beginning in 2012, Vishay’s capacity to repurchase shares of stock will increase each quarter by an amount equal to 20% of net income.

The amount and timing of the stock repurchases remains subject to Board of Directors authorization.

The description of Amendment No. 2 to the Credit Agreement, set forth in this Item 1.01, is qualified in its entirety by reference to the text of the amendment incorporated by reference in this report as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation

The information included under “Item 1.01. Entry into a Material Definitive Agreement” above is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 2 to Credit Agreement dated September 8, 2011, among Vishay Intertechnology, Inc. and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2011

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman
Name: Lori Lipcaman
Title: Executive Vice President and
Chief Financial Officer